[SPARTECH LOGO]

Company Contacts:
Bradley B. Buechler                Randy C. Martin
Chairman, President and            Executive Vice President and
Chief Executive Officer            Chief Financial Officer
(314) 721-4242                     (314) 721-4242

For Immediate Release
Thursday, August 28, 2003

                       SPARTECH CORPORATION REPORTS
               THIRD QUARTER FISCAL 2003 SALES AND EARNINGS


Third Quarter Highlights:
  * Net Sales increased by 1% to $238.9 million
  * Operating Earnings declined by 22% to $19.3 million
  * Financing Costs were $6.5 million or 3% lower than last year
  * Net Earnings declined by 29% to $8.1 million
  * Earnings Per Diluted Share was $.28 vs. $.39 per share last year

 Financial Summary (Unaudited)
 (Dollars in thousands, except per share data)
                                                Quarter Ended      %
                                       08/02/03       08/03/02   Change
 OPERATING RESULTS
   Net Sales                              $238,870     $237,242     1%
   Operating Earnings                     $ 19,309     $ 24,745   (22%)
   Net Earnings                           $  8,147     $ 11,486   (29%)
   Earnings Per Share:
     Basic                                $   0.28     $   0.40   (30%)
     Diluted                              $   0.28     $   0.39   (28%)
 PERFORMANCE RATIOS
   Gross Margin                              13.9%        16.1%
   Operating Return on Net Sales              8.1%        10.4%
   Debt to Total Capitalization              34.5%        36.5%
   Return on Average Equity                  10.6%        17.3%

 "Spartech's third quarter proved to be a very difficult one. The sluggish economic environment and near record high resin costs resulted in weak product demand in several industries we serve and intense
 pressure  on  our  margins.   On a positive  note,  we  initiated  several
 changes in our operations early in the fourth quarter, representing approximately $12 million in annual cost savings which should help return our margins to more traditional levels in the future."

 -Bradley B. Buechler, Chairman, President & Chief Executive Officer-
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SPARTECH CORPORATION
THIRD QUARTER 2003 EARNINGS
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                      SPARTECH CORPORATION ANNOUNCES

                     THIRD QUARTER FISCAL 2003 RESULTS


     ST. LOUIS, August 28, 2003 - Spartech Corporation (NYSE:SEH) announced today sales and earnings for its third quarter ended August 2, 2003.

     Spartech's Chairman, President and CEO, Bradley B. Buechler, reported that sales for the third quarter of fiscal 2003 were $238.9 million, an increase of 1% from the $237.2 million reported in 2002. The Company's fiscal 2003 third quarter operating earnings were $19.3 million or 22% lower than the $24.7 million reported for the same quarter last year. Third quarter 2003 net earnings, in line with our guidance given earlier this month, were $8.1 million, or $0.28 per diluted share, compared to the $11.5 million, or $0.39 per diluted share, reported in 2002.

     Commenting on the results, Mr. Buechler stated, "Spartech's third quarter proved to be a very difficult one. The sluggish economic environment and near record high resin costs resulted in weak product demand in several industries we serve and intense pressure on our margins overall. We initiated several changes in our operations early in the fourth quarter which should help return our margins to more traditional levels in the future. These changes are targeted to reduce our annual manufacturing costs by $12 million and assist the Company in returning to an operating margin of 11% or more on sales. This difficult, but needed, action should prepare us for full implementation of the 'Lean Manufacturing Process' throughout Spartech over the next few years."

SEGMENT RESULTS

     Custom Sheet & Rollstock - Spartech's Custom Sheet & Rollstock group recorded an approximate 3% drop in volume (pounds), while sales (in dollars) actually increased by 1%, primarily the result of our second quarter acquisition of Polymer Extruded Products and higher resin costs. New "Product Transformations" and the sale of certain engineered products also continued to accelerate in fiscal 2003. The group received solid performances from our packaging, home improvement, and sign related customers while manufactured housing and recreation & leisure product sales declined during the period. Operating margin for the group dropped by 2.0% in the quarter to 10.1% of net sales. Higher margins from the sales of our Alloy Plastics were offset by the intense competitive pressures on the selling prices of our standard products and the overall effect of our lower capacity utilization rate. We expect a gradual improvement in the group's operating margin during the next 12 months as the benefits of our new "Lean Process" initiative, including an $8.5 million reduction in the group's annual manufacturing costs, are fully realized.

     (In Millions)
                              Third Quarter      First Nine Months
                             2003      2002        2003       2002

          Net Sales        $159.0    $157.6      $462.0     $443.9
                           ======    ======      ======     ======
          Operating        $ 16.0    $ 19.1      $ 46.6     $ 46.4
          Earnings
                           ======    ======      ======     ======

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     Color & Specialty Compounds - Sales volume in the Company's Color &
     Specialty Compounds group declined by 5% (in pounds) while similar to our Sheet group, sales (in dollars) saw a modest 2% increase. This group was hit the hardest by slowdowns in the transportation and electronics markets, with demand weakening from product price increases related to the record high resin prices. In addition, color concentrates sold to several of our thin-gauge film packaging customers was weaker than normal during the summer months primarily due to plant closedowns for inventory realignment. The group generated an operating margin on sales of only 7.3% in the third quarter, due to the sharply higher resin costs and capacity utilization rates that were only in the mid 70% range for the period. Our new "Lean Process" initiative, including a "preparatory step" which resulted in an approximate 12% reduction in this group's personnel ($3.5 million in anticipated savings) should begin benefiting our margins by the middle of the fourth quarter.

     (In Millions)
                              Third Quarter      First Nine Months
                             2003      2002         2003      2002

          Net Sales        $  64.3   $  63.1     $192.2     $169.4
                           =======   =======     ======     ======
          Operating        $   4.7   $   6.9     $ 15.2     $ 18.5
          Earnings
                           =======   =======     ======     ======

     Molded & Profile Products - Our Molded & Profile Products group recorded a 5% decline in sales, primarily the result of lower volumes shipped to a couple profile customers in the building & construction industry. However, the group's operating margin actually increased to 8.6% of sales as the positive effect of our prior year "Creating Positive Change" actions began to pay off.

     (In Millions)
                              Third Quarter       First Nine Months
                             2003      2002         2003      2002

          Net Sales        $  15.6   $  16.5     $ 48.9     $ 47.8
                           =======   =======     ======     ======
          Operating        $   1.3   $   1.2     $  3.8     $  3.7
          Earnings
                           =======   =======     ======     ======

     Finally, Mr. Buechler stated, "As we look ahead to the final quarter of this year, and more importantly the commencement of our Fiscal 2004 in November, we are beginning to see occasional signs of individual market recoveries that hopefully will expand into a more comprehensive economic rebound. In addition, our new drive to increase volume through our '40 Million Pounds in 2004' dual Sheet & Compound growth programs, coupled with the projected $12 million in savings from our 'Lean Process' preparatory step, give us confidence that we are prepared for better times in the future as the worst part of the economic slowdown now appears to be behind us. As a result, depsite the fact that our fiscal fourth quarter earnings have been typically lower than our third, we currently believe that there is a gradual improvement developing in certain markets and this, combined with our cost savings efforts, should generate fourth quarter earnings per share at or slightly better than our third quarter of 2003."


                                  -more-


SPARTECH CORPORATION
THIRD QUARTER 2003 EARNINGS
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     Spartech Corporation is a leading producer of engineered thermoplastic materials, polymeric compounds, and molded & profile products, which has 46 facilities located throughout North America and Europe, with annual production capacity and sales of more than 1.2 billion pounds and $950 million, respectively.

Safe Harbor For Forward-Looking Statements
     Statements contained herein which are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. For a summary of important facts which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements, refer to the Company's Form 10-K for the fiscal year ended November 2, 2002, which is on file with the Securities and Exchange Commission.

                             -TABLE TO FOLLOW-

SPARTECH CORPORATION
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                           SPARTECH CORPORATION
                 (In Thousands, Except Per Share Amounts)

Operating Results

                       Three Months Ended          Nine Months Ended
                           (Unaudited)                 (Unaudited)
                         Aug. 2,  Aug. 3,  Percent  Aug. 2,  Aug. 3, Percent
                          2003      2002   Change    2003     2002   Change

Net Sales               $238,870 $237,242     1%   $703,058 $661,114      6%
                        ======== ======== =======  ======== ========  ======
Operating Earnings      $ 19,309 $ 24,745   (22%)  $ 57,508 $ 60,677     (5%)
                        ======== ======== =======  ======== ========  ======

Interest Expense
 & Distributions
On Preferred Securities $ 6,487  $ 6,657   (  3%)  $ 18,858 $ 20,440     (8%)
                        ======== ======== =======  ======== ========  ======

Income Tax Provision    $ 4,675  $ 6,602    (29%)  $ 13,804 $ 14,815     (7%)
                        ======== ======== =======  ======== ========  ======

Net Earnings            $ 8,147  $ 11,486   (29%)  $ 24,846 $ 25,422     (2%)
                        ======== ======== =======  ======== ========  ======

Earnings Per Common
Share - Diluted         $   .28  $   .39    (28%)  $   .84  $   .91      (8%)
                        ======== ======== =======  =======  ========  ======

Weighted Average
Common Shares
Outstanding - Diluted     29,622   33,890           29,530    27,984
                        ======== ========          =======   =======


SPARTECH CORPORATION
THIRD QUARTER 2003 EARNINGS
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                           SPARTECH CORPORATION
                         (In Thousands, Unaudited)

                                    As Of
                              August 2,    Nov. 2,      Percent
                                2003         2002        Change
Select Balance Sheet Data

Receivables, net             $136,754    $124,966           9%
                             ========    ========     ========
Inventories                  $101,052    $ 95,190           6%
                             ========    ========     ========

Property, Plant and          $282,852    $280,474           1%
Equipment, net
                             ========    ========     ========
Accounts Payable & Accrued   $128,232    $117,841           9%
Liabilities
                             ========    ========     ========

Total Debt                   $243,957    $238,332           2%
                             ========    ========     ========

Shareholders' Equity         $312,633    $290,698           8%
                             ========    ========     ========


                             Three Months Ended     Nine Months Ended
                                Aug. 2,   Aug. 3,    Aug. 2,    Aug. 3,
                                 2003      2002       2003        2002
Select Cash Flow Information
Cash Flow From Operations     $35,479   $26,434   $  41,585  $  63,430
                              =======   =======   =========  =========
Capital Expenditures          $ 5,729   $ 8,660   $  17,742  $  17,236
                              =======   =======   =========  =========

Depreciation & Amortization   $ 7,970   $ 7,174   $  23,376  $  20,715
                              =======   =======   =========  =========

Debt Repayments, Excluding
   Acquisition                $30,483   $17,461   $  18,091  $  42,852
                              =======   =======   =========  =========

Dividends on Common Stock     $ 2,927   $ 2,790   $   8,776  $   7,886
                              =======   =======   =========  =========

Treasury Stock Acquired,
   Net of Option (Proceeds)   $  (834)  $ 1,765   $     612  $    (518)

                              =======   =======   =========  =========